Investor Relations
INTERNATIONAL

CHINA ARCHITECTURAL ENGINEERING

FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com

FOR IMMEDIATE RELEASE
SEPTEMBER 23, 2008

CHINA ARCHITECTURAL ENGINEERING SEES THIRD QUARTER 2008 EARNINGS NEAR HIGH END OF EARLIER GUIDANCE

ZHUHAI, China, & LOS ANGELES—September 23, 2008 -- China Architectural Engineering Inc. (CAE) (NASDAQ: CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today issued an update on its previously-announced guidance for the Company's third quarter ending September 30, 2008.

The Company said it now expects net income for the third quarter to reach near the high end of the $8 million to $10 million range projected on August 11, 2008, at the time of CAE's second-quarter financial report. At earnings of $10 million, or $0.18 per fully diluted share, third quarter 2008 net income would be 219% above the $3.13 million in net income reported in the third quarter of 2007.

The Company also reiterated its revenue guidance for the third quarter of 2008, with revenues expected to reach at least $45 million, representing a year-over-year increase of at least 66%. The expected rise is primarily due to the continued expansion of CAE's business outside its home market of Mainland China and into the U.S., Middle East and non-Asian markets. The revenue mix between domestic (China) and international projects now stands at a 50%-50% ratio, more than a quarter ahead of schedule.

Company's International Expansion Increases Revenues and Margins

"Today's updated guidance testifies to the rapid growth we have been achieving in key markets around the world," said Ken Yi Luo, China Architectural Engineering's Chairman and CEO. "Business remains strong in our core market of the People's Republic of China while we are rapidly gaining new business in the U.S. and Middle East. Our rising earnings expectations and strong backlog figures also reflects our success at winning contracts for higher-margin projects in our newer markets outside China."

Mr. Luo continued, "Our widening global reach is working not only to increase revenues and margins but also to create a diversified market base that will tend to cushion us from the potential effects of regional economic volatility. Even in case of regional volatility, due to our focus on the high-end side of the market we can still be selective in the projects that we want to go after."

To be added to China Architectural Engineering's investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (CAE) (NASDAQ: CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated and cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the most active construction markets in the world, including the Middle East, Central Asia, United States and Eastern Europe.

For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements: *In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company's dependence on government contracts, changes in the laws of the PRC that affect the Company's operations, fluctuation and unpredictability of costs related to the Company's products and services, the Company's dependence on the steel and aluminum markets, reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.*

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